UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  02/12/2008

Knoll, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-12907

Delaware	13-3873847
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1235 Water Street, East Greenville, Pennsylvania 18041
(Address of principal executive offices, including zip code)

(215) 679-7991
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of Lynn M. Utter:

On February 12, 2008, Knoll, Inc. (the "Company") announced that Lynn M. Utter has been named President and Chief Operating Officer, Knoll North America. Ms. Utter will officially join the Company on or about March 3, 2008, and will report to the Company's Chief Executive Officer, Andrew B. Cogan.

Preceding her appointment, Ms. Utter, age 45, served as the Chief Strategy Officer at Coors Brewing Company, a business unit of Molson Coors Brewing Company, a title she has held since 2003. Prior to that, she held the title of Group Vice President, Operations and various other operational titles during her tenure with Coors, which began in 1997. Prior to her employment by Coors, Ms. Utter was employed as the Vice President, Sales of Frito-Lay Company. Ms. Utter also is currently a Director of WESCO International, Inc.

Ms. Utter will be paid a base salary of $400,000 per annum. She will also participate in the Knoll annual non-equity incentive bonus program, with an annual target bonus opportunity of at least $400,000. She is guaranteed a bonus of at least $400,000 for 2008. Ms. Utter also is entitled to reimbursement for up to $100,000 in relocation expenses (which shall be grossed up for tax purposes), plus reasonable travel related expenses during the six month period between March and August 2008. Subject to the approval of the Company's Board of Directors and the terms of the Knoll Stock Option Grant Policy, Ms. Utter will receive 100,000 restricted shares and stock options to purchase 100,000 shares of the Company's common stock. The stock options and restricted shares vest equally over 5 years and will be evidenced by Knoll's standard agreements.

If Ms. Utter is terminated by the Company for reasons other than "cause" (including a decision by the Company not to annually renew her employment) during calendar years 2008 and 2009, she will receive 18 months base salary as severance. If she is terminated by the Company for reasons other than "cause" (including a decision by the Company not to annually renew her employment) in calendar years 2010 and beyond, she will receive 12 months base salary as severance. "Cause" means: (i) failure, neglect or refusal to perform duties, which failure, neglect or refusal is not corrected within 30 days of written notice from the Company of such failure, neglect or refusal; (ii) engaging in conduct that has the effect of injuring the reputation or business of the Company and its affiliates; (iii) continued or repeated absence from the Company, unless such absence is approved or excused; (iv) use of illegal drugs or significant violations of the Company's policies and procedures, as determined by the Company; (v) conviction for the commission of a misdemeanor involving moral turpitude or a felony or any plea of guilty or "nolo contendere" to the charge of a misdemeanor involving moral turpitude or a felony; or (vi) the Company's reasonable suspicion of the commission of an act of fraud, misappropriation or embezzlement against the Company or any of its affiliates, employees, customers or suppliers; or (vii) conduct substantially disloyal to the Company, as determined by the Company. All severance payments are conditioned on the execution of a general release.

The foregoing arrangements are set forth in a formal offer letter. The parties intend to enter into an employment agreement prior to the commencement of Ms. Utter's employment which will incorporate all of the foregoing terms, as well as a non-competition provision extending for a period of one (1) year following termination of Ms. Utter's employment.

Resignation of Kathleen G. Bradley:

Also on February 12, 2008, the Company announced that its current President and Chief Executive Officer, Knoll North America, Kathleen G. Bradley, will retire from her position, effective May 23, 2008. Ms. Bradley intends to remain a Director of the Company, subject to the approval of the Company's Board of Directors.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Knoll, Inc.

Date: February 12, 2008	By:	/s/ Michael A. Pollner
Michael A. Pollner
Vice President, General Counsel and Secretary